For Release:  July 28, 2004 12:00 Noon PDT

KEY GOLD'S AFFILIATED JOINT VENTURE ACQUIRES GOVERNMENT APPROVALS
AND JOINT-VENTURE LICENSE IN CHINA

Boulder - (BUSINESS WIRE) - July 28, 2004 - Key Gold Corporation (OTCBB: KYGC), is pleased to announce that it has received confirmation from its affiliated joint-venture, Liaoning Taixing International Gold Mining Company ("LTI"), that LTI has acquired the appropriate government approvals for exploration and drilling on its gold property in Fengcheng, China. Also, the joint-venture has received its official business license as a joint co-operative company in the People's Republic of China.

"These are two important goals which we have accomplished in a relatively short period. We are excited that our Chinese partners have now received the appropriate government approvals to begin operating," said John Anderson, President & CEO. LTI and JHP have been doing preliminary assessment work including mapping and sampling on LTI's initial 106 square kilometer properties in Fengcheng City, which is located in the Liaoning Province of PRC, approximately 600 kilometers northeast of Beijing, PRC. JHP continues to work identifying several gold occurrences along its north easterly trending property.

ABOUT KEY GOLD:

Key Gold Corporation is in the business of exploring, acquiring, and developing advanced precious metals and base metals properties. The Company's main focus is exploring for gold, silver, and copper projects in the People's Republic of China. The Company's shares trade on the OTC Bulletin Board under the symbol "KYGC."

Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, the satisfactory completion of various surveys, the availability of sufficient operating capital in LTI, JHP Resources Limited, and Key Gold to effectuate the parties' respective business plans; fluctuations in the price of precious and non-precious metals; stock price fluctuations; and other risks. These risks are and will be detailed, from time to time, in Key Gold's Securities and Exchange Commission filings, including its Schedule 14f-1 and Form 8-K, and subsequent Forms 10-KSB, 10-QSB, and 8-K. Actual results may differ materially from management's expectations.

FOR INFORMATION ON KEY GOLD CORPORATION: please visit our website at www.keygoldcorp.com.
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OR CONTACT:

Key Gold Corporation
John Anderson, 303-323-1927

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